Exhibit 5.1

February 14, 2014

ChyronHego Corporation
5 Hub Drive
Melville, NY 11747

Ladies and gentlemen:

We have acted as counsel for ChyronHego Corporation, a New York corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2014, under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of 18,919,129 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), including

(1)           12,199,431 shares of Common Stock (the “Hego Shares”) issued to the former shareholders of Hego Aktiebolag (“Hego Shareholders”) and their assigns in connection with the Company’s acquisition of the outstanding shares of Hego Aktiebolag (“Hego”);

(2)           6,099,713 shares of Common Stock reserved for issuance to the Hego Shareholders and their assigns if certain earn-out events occur (the “Earn-Out Shares”), as set forth in that certain Stock Purchase Agreement, dated March 9, 2013, by and among the Company, Chyron Holdings, Inc., Goldcup 8582 AB (n/k/a Chyron Aktiebolag), Hego and Westhill Group AB, as Representative of the Sellers (the “Hego Stock Purchase Agreement”);

(3)           413,324 shares of Common Stock (the “Hego Trac Shares”) issued to the former shareholders of Hego Trac Aktiebolag (the “Hego Trac Shareholders”) in connection with the Company’s acquisition of the outstanding shares of Hego Trac Aktiebolag (“Hego Trac”); and

(4)           206,661 shares of Common Stock reserved for issuance to the Hego Trac Shareholders pursuant to warrants to purchase shares of Common Stock (the “Hego Trac Warrant Shares”) issued to the Hego Trac Shareholders in connection with the Company’s acquisition of the outstanding shares of Hego Trac (the “Warrants”).

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:

(a)	the Hego Shares are duly authorized, legally issued, fully paid and nonassessable;

(b)
the Earn-Out Shares are duly authorized and reserved for issuance, and, if and when issued in accordance with the terms and conditions set forth in the Hego Stock Purchase Agreement, will be legally issued, fully paid and nonassessable;

(c)	the Hego Trac Shares are duly authorized, legally issued, fully paid and nonassessable; and

(d)
the Hego Trac Warrant Shares are duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants in accordance with the terms and conditions thereof, will be legally issued, fully paid and nonassessable.

We are members of the Bar of the Commonwealth of Massachusetts, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Massachusetts, the Business Corporation Law of the State of New York and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS,GLOVSKY AND POPEO, P.C.